Exhibit 23.5

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 9, 2023

Evolution Petroleum Corporation

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

Ladies & Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our report of third party dated August 4, 2022, and to the inclusion of information taken from our report entitled “Report as of June 30, 2022 on Reserves and Revenue of Certain Properties with interests attributable to Evolution Petroleum Corporation” in the Annual Report on Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2022. We also consent to the reference to us under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Registration No. 333-265430).

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716